Exhibit 15.1
GENERAL CABLE CORPORATION AND SUBSIDIARIES
PREFERABILITY LETTER FROM INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
May 12, 2010
To the Board of Directors
General Cable Corporation
Highland Heights, KY
Dear Directors:
At your request, we have read the description included in your Quarterly Report on Form 10-Q to the Securities and Exchange Commission for the quarter ended April 2, 2010, of the facts relating to General Cable Corporation and subsidiaries’ (the “Company”) change in accounting method of valuing all of its inventories that used the last-in, first-out (“LIFO”) method to the average-cost method. We believe, on the basis of the facts so set forth and other information furnished to us by appropriate officials of the Company, that the accounting change described in your Form 10-Q is to an alternative accounting principle that is preferable under the circumstances.
We have not audited any consolidated financial statements of the Company as of any date or for any period subsequent to December 31, 2009. Therefore, we are unable to express, and we do not express, an opinion on the facts set forth in the above-mentioned Form 10-Q, on the related information furnished to us by officials of the Company, or on the financial position, results of operations, or cash flows of the Company as of any date or for any period subsequent to December 31, 2009.
Yours truly,
/s/ Deloitte & Touche LLP
Cincinnati, Ohio